Exhibit 99.1

FOR IMMEDIATE RELEASE

February 3, 2010

For more information: Gary R. Langford, Chief Financial Officer, Nexxus Lighting, Inc.

Phone: 704-405-0416 Email: GLangford@NexxusLighting.com

Nexxus Lighting Reports Preliminary Fourth Quarter 2009 Revenue

CHARLOTTE, NC, February 3, 2010 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced preliminary fourth-quarter revenues of approximately $3.0 million, with sales continuing to increase sequentially over each of the previous two quarters. The sales growth was driven primarily by increased shipments of the Company’s new Array™ Lighting brand of LED light bulbs. For the fourth quarter of 2010, Nexxus expects to report Array™ sales exceeding $650,000.

“Fourth quarter Array sales are expected to increase approximately 55% over the 3rd quarter. With the completion of our follow-on public offering in December, our focus in 2010 is on building global Array™ brand awareness and leveraging the technology advantage we have in the market place,” stated Mike Bauer, Nexxus Lighting’s President and CEO. “We continue to experience growing order activity, including additional penetration into a number of new hotels, restaurants and universities, and we have a clear focus on the retail lighting, hospitality and restaurant lighting markets,” added Mr. Bauer.

Nexxus Lighting is continuing to review its financial results for the fourth quarter and full year ended December 31, 2009, and will provide additional information in its earnings announcement, currently expected in late March. The Company is currently observing the pre-earnings quiet period and will not make further comments about its fourth-quarter results in the interim.

Cautionary Statement

The above statements contain estimates of the Company’s preliminary fourth-quarter financial information. We have not yet completed the review of our results for the fourth quarter or full year ended December 31, 2009, and our auditors have not yet completed their audit of such results. Therefore, the expected financial results set forth in this press release are based on a preliminary review of our results and actual results may differ materially from those contained herein.

Nexxus Lighting, Inc. Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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